Exhibit 10.1.4.5

AMENDMENT TO THE
CONSOLIDATED EDISON
RETIREMENT PLAN

Amending the Retirement Plan to
Increase the Ceiling on
the Percent of a Variable Pay Award
Taken Into Account for
Pension Calculation Purposes
For Certain CEB Officers

Effective January 1, 2019

Exhibit 10.1.4.5

Whereas, pursuant to Article X, Amendment, Merger, and Termination, Section 10.01, Amendment of the Plan, the Board of Directors and the Board of Trustees have the authority to amend in whole or in part any or all of the provisions of the Consolidated Edison Retirement Plan (the “Retirement Plan”); and
Whereas, on November 15, 2018, the Board of Directors and Board of Trustees resolved to amend the Retirement Plan, effective January 1, 2019, to change the amount of annual incentive compensation included in the definition of compensation for the purpose of determining future pension benefits for officer employees of Con Edison Clean Energy Businesses, Inc. from 25 percent to 36 percent of base annual salary or pay; and

Whereas, pursuant to the November 15, 2018 resolutions, the Vice President - Human Resources (an "Authorized Officer") is authorized to execute the specified amendments to the Retirement Plan in such form as the Authorized Officer may approve, her execution to be evidence conclusively of her approval thereof;

Now, therefore, the Retirement Plan is amended as set forth below:

Exhibit 10.1.4.5

Amendment Number 1
The Title Page to the Retirement Plan is amended by adding at the end of the Amendment List the following:

•
Amended, effective January 1, 2019, to change the amount of annual incentive compensation included in the definition of Compensation for the purpose of determining Future Pension Benefits for CEB Officers.

Amendment Number 2
The Introduction is amended, to add at the end of that Section:

As a result of the Board of Directors and Board of Trustees decision on November 15, 2018, to amend the Retirement Plan, effective January 1, 2019, the Retirement Plan is amended to increase the amount of annual incentive compensation included in the definition of Compensation for the purpose of determining future pension benefits for CEB Officers from 25% to 36% of base annual salary or pay.

Exhibit 10.1.4.5

Amendment Number 3
Article I, Definitions, Section 1.11, Annual Variable Pay Award, is amended, by adding at the end of the Section, the following sentence:

Effective January 1, 2019, the amount of any Annual Variable Pay Award to be counted under the Retirement Plan for an officer of Con Edison Clean Energy Businesses, Inc. will be increased from 25 percent up to but not to exceed 36 percent of her or his rate of base annual salary or pay in effect as of December 31st of the Plan Year prior to the Plan Year in which the award is paid.

Amendment Number 4
Article I, Definitions is amended by adding a new Section 1.21A, to read as follows:

CEB Officer means an officer employee of Consolidated Edison Clean Energy Businesses, Inc., as designated by the Board of Directors of Consolidated Edison Clean Energy Businesses, Inc.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed on this 20th day of December, 2019.

/s/ Nancy Shannon
Nancy Shannon
Vice President of Human Resources of
Consolidated Edison Company of New York, Inc.
And the Plan Administrator of the Retirement Plan